Exhibit 99.1

Health Discovery Corporation Announces Results of Warrant Conversion
and Settlement of the Shareholder Lawsuit

SAVANNAH, Ga. — September 27, 2010 - Health Discovery Corporation (OTCBB: HDVY) is pleased to announce the results of the warrant conversion related to the 2007 private placement (“2007 Private Placement”), as follows: 10,952,261 warrants out of a total of 57,677,707 remaining warrants available for exercise, representing both the $0.14 and the $0.19 tranches, were exercised on or before September 7, 2010, the expiration date.

This resulted in the Company receiving $1,654,437 of proceeds. Subsequently, 10,952,261 shares have been issued to those 2007 Private Placement warrant holders who converted their warrants.

Health Discovery Corporation is very pleased to announce that the declaratory judgment lawsuit brought by William F. Quirk, Jr., related to his 32,527,776 warrants issued pursuant to the 2007 Private Placement transaction, and the Company's counterclaim of Mr. Quirk's breach of fiduciary duty, have been settled.

Pursuant to the settlement agreement, Mr. Quirk exchanged his 32,527,776 warrants for 10,000,000 new warrants. The 32,527,776 exchanged warrants consisted of 16,263,888 warrants with an exercise price of $0.14 and 16,263,888 warrants with an exercise price of $.019. The 10,000,000 new warrants consist of three tranches; two of which are for 3,333,333 warrants each and one for 3,333,334 warrants, with strike prices of $0.20, $0.25 and $0.30, and exercise terms of 12 months, 18 months and 24 months, respectively.

In addition to the exchange of warrants, the Company will provide Mr. Quirk an exercise price adjustment equal to the fair market value of two million phantom shares. The value of this exercise price adjustment will only be applied towards the exercise of some or all of the new warrants.  Mr. Quirk is limited to only using this exercise price adjustment to exercise the new warrants and will not receive cash, stock or any other benefit related to this exercise price adjustment. The exercise price adjustment expires September 22, 2012.

As a part of the settlement, Mr. Quirk has agreed to refrain from taking certain actions related to the Company’s affairs for a period of five years. Under this standstill agreement, Mr. Quirk may not (1) propose to enter into, directly or indirectly, any merger, tender offer, exchange offer, recapitalization or any other business combination involving the Company, other than any such transaction or offer approved by the Company's board of directors and publicly announced, (2) solicit proxies or consents to vote any securities of the Company, (3) engage in short selling the common stock of the Company or otherwise enter into any agreement or arrangement with any person for the purposes of short selling the common stock of the Company, or (4) act alone or in concert with others to seek to control or influence the management, board of directors or policies of the Company.

Neither the Company nor Mr. Quirk made any admission of liability and the settlement agreement represents only a desire by the Company and Mr. Quirk to settle complex and contested issues in addition to avoiding the expense and uncertainty of litigation.  The parties explicitly deny any and all liability with regard to all allegations and claims that are subject to the settlement agreement.

The Company has 33,425,000 shares allocated to existing warrant and option grants.  As of today, the Company has 38,024,253 common shares available for issuance.

The total number of shares of common stock outstanding is 228,550,747. The Company’s total authorized common shares remains 300 million.

About Health Discovery Corporation
Health Discovery Corporation is a molecular diagnostics company that uses advanced mathematical techniques to analyze large amounts of data to uncover patterns that might otherwise be undetectable. It operates primarily in the emerging field of personalized medicine where such tools are critical to scientific discovery. Its primary business consists of licensing its intellectual property and developing its own product line of biomarker-based diagnostic tests that include human genes and genetic variations, as well as gene, protein, and metabolic expression differences and image analysis in digital pathology and radiology. For more information, see www.healthdiscoverycorp.com.

Forward-Looking Statements
This document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, the accuracy of which is necessarily subject to risks and uncertainties, including, without limitation, statements regarding future performance, opportunities and investments, and anticipated results in general. From time to time the Company may make other forward-looking statements relating to other matters, including without limitation, commercialization plans and strategic partnerships. Actual results may differ materially due to a variety of factors, including, among other things, the acceptance of our approach to applying mathematics computer science and physics into the disciplines of biology, organic chemistry and medicine and our products and technologies associated with those approaches, the ability to develop or commercialize new drugs, therapies or other products based on our approaches, and other factors set forth from time to time in the Company’s Securities and Exchange Commission filings.

All forward-looking statements and cautionary statements included in this document are made as of the date hereof based on information available to the Company as of the date hereof, and the Company assumes no obligation to update any forward-looking statement or cautionary statement.

Contact:
Health Discovery Corporation
Tom Gallagher, (203) 918-3115 / investor@healthdiscoverycorp.com